[*] = Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 4.49

1.	APPOINTMENT AND APPLICATION
1.1

Avago appoints Arrow Electronics, Inc. (“Distributor” or “Arrow”), as Distributor, and Distributor accepts appointment, as the non-exclusive distributor for the Products in the geographies detailed in the attached Exhibit C. A “Product” is an item listed in Exhibit A, “Product Listing” or in the Avago Technologies Products Price Book (“Price Book”) including any amendments after the effective date of this Agreement. This Agreement covers the Products listed in the most current Price Book. In addition, “Product” is any component sold, including both Standard Product and Custom Product, or Software licensed under these Terms. “Standard Product” is a Product based on Avago published Specifications that are routinely offered for sale by Avago to a broad base of Customers and included in the Price Book at time of Avago shipment to Distributor. A “Custom Product” is: (i) a Standard Product modified per Distributor/Customer requirements; (ii) a Standard Product modified based on non-published (limited release) standards; (iii) a Product designed, configured or manufactured to meet Distributor/Customer requirements, or (iv) any Product number, or Product number option, not listed in the current Distributor Price Book at the time it is ordered by Distributor. “Software” is one or more computer programs in object code format, whether stand-alone or bundled with the Product, firmware, and related documentation provided to Distributor under these Terms.

1.2

It is Avago’s policy to have a limited distribution program; however, Avago reserves the right to authorize a sufficient number of Distributors to service a particular market or Product segment. The Parties agree that each of Distributor’s worldwide Affiliates listed on Exhibit B, engaged in the business of manufacturing and/or marketing electrical and electronic components, also be bound by the terms of this Agreement. Distributor will guarantee its worldwide Affiliates’ performance under this Agreement. Distributor will Trade with Avago only in those countries in which the Distributor or Distributor Affiliate has a physical location at which it does business as listed on Exhibit C or otherwise agreed in writing between the parties. “Trade” includes receiving quotes, placing orders and making payments. The Affiliates are identified in Exhibit B1. Distributor may add Affiliates with thirty (30) days prior written notice to Avago. Distributor acknowledges that Avago may market other products, including products in competition with those listed in the Price Book, without making them available to the Distributor.

2.	RESPONSIBILITIES OF DISTRIBUTOR
2.1

Distributor will use commercially reasonable efforts to promote the sale of Product. Such efforts must be commensurate with its overall business strategy, including but not limited to, the establishment and maintenance of a sales organization adequate to promote the sale of the Product.

2.2	Distributor will maintain a reasonable inventory of Product to provide timely delivery of Product to Distributor’s Customers.
2.3

Distributor will cooperate with Avago in the development and implementation of inventory management, supply chain programs and information technology advancements designed to improve processes and service levels, and to reduce mutual costs.

2.4	Distributor will participate in such training programs as may be offered by Avago at locations and times mutually agreed to by Distributor and Avago.
2.5

Distributor agrees to participate in quarterly business meetings to review objectives and agreed to performance metrics and to develop and implement corrective action plans for any regional or global deviations.

2.6

Failure to stock and/or to sell Products in quantities consistent with the size of the served market, and in conjunction with mutually agreed upon targets may be the basis for termination of the Agreement.

2.7	Distributor will not intentionally sell to unauthorized distributors and exporters. Avago will not support such sales unless previously authorized by Avago.
2.8

Distributor will, at all times, maintain and promote the good name and reputation of Avago and Product(s). Distributor will comply with all Avago branding guidelines and policies. Distributor will use reasonable business efforts to protect the image of Avago and Product(s), including but not limited to labels, trademarks and logos, by prohibiting sales to third parties or into markets that are illegal, unauthorized or where the image of Avago and Products(s) is likely to suffer harm. Distributor will not knowingly sell Products into markets that would likely damage the Avago image, such as flea markets, brokers, warehouse sales, garage sales, auctions, or similar types of markets. Distributor is prohibited from purchasing Product from unauthorized sources and agrees that Products sold through these markets are not covered under Avago’s warranty.

3.	REPORTS AND AUDITS
3.1

Distributor will send to Avago, via weekly electronic transmission that must comply with agreed upon specifications and any additional information required by Avago, a sales activities report including the names, addresses, zip codes and country codes of purchasers, quantities of Products purchased, the average price paid by the Distributor for the Product and amounts invoiced to the said purchasers, and any additional information required by Avago. Distributor will send an inventory report to Avago, via weekly electronic transmission that must comply with agreed upon specifications and any additional information required by Avago sorted by stocking location, which will contain: (i) the adjusted price paid by the Distributor, (ii) all Product numbers held in inventory and (iii) the corresponding quantities of same.

3.2	Electronic transmissions will be delivered weekly, in the applicable currency.

Avago Distributor Agreement	Avago Confidential

3.3	Distributor will provide Avago with monthly updates of branch number changes, which will include additions, deletions and or name/address changes.
3.4	Distributor will implement industry standard electronic transaction sets designed to track and audit debit activity.
3.5

Where applicable, Distributor will, upon reasonable notice by Avago, and not to exceed two (2) times each year: (i) Assist auditor and/or Avago in conducting physical inventory audits in any stocking location or, in automated facilities, observe cycle counts and related methodology; and/or (ii) Audit such business records, located at Distributor’s corporate or regional headquarters, and/or regional warehouse as pertain solely to transactional activity during the prior eighteen (18) month period. In the case of debit transactions falling within the audit period, Avago may also review any other transactions related to debit quote activity. Should Avago’s audit of transactions within the 18-month audit period expose a pattern of conduct that would indicate the existence of improper transactions prior to such 18-month period, Distributor will produce records of relevant transactions dating back 24 months prior to the date of audit.

3.6

Avago may utilize its own personnel or the services of a reputable accounting firm to conduct any such audit. The parties agree that Outsource Recovery, Inc. (“ORI”) is a reputable accounting firm and that Avago may use ORI or any similar reputable auditor to conduct such audits with Distributor. The auditor will: (i) Directly communicate with the Distributor; (ii) Clarify various issues that may arise from the audit process; and (iii) Notify Avago of any unresolved dispute between the auditor and Distributor. The auditor may require the assistance of the Distributor in conducting audits as specified in Sections 3.5 and 3.6. Distributor agrees to support, cooperate and directly communicate with the auditor to provide them with information as required under these Sections. In the event of a dispute or required negotiation with the auditor Distributor should contact its Avago representative for resolution.

4.	RESPONSIBILITIES OF AVAGO
4.1

Avago will keep Distributor informed on a timely basis of changes and innovations in performance, serviceability, uses and applications, and pricing and availability trends of all Products and will use reasonable commercial efforts to maintain its Price Book in a complete and up-to-date fashion.

4.2

Avago will provide training for Distributor personnel in the marketing and servicing of Products and in current policy and processes. Such training will be held at the times, locations and via the medium as mutually agreed by the parties. Unless otherwise agreed in writing, each party will be responsible for all out of pocket expenses attributed to the aforementioned training services, for example but not limited to, transportation, lodging and meals.

4.3

Avago may periodically provide Distributor with the same advertising and promotional materials, pricing information and technical data related to the Products provided by Avago to all its Distributors, in a quantity reasonably sufficient to support Distributor’s selling efforts.

5.	PRICE/PRICE CHANGE/TAXES
5.1

The prices to be paid by Distributor for any Products ordered under this Agreement are set in either: (i) Price Book, (ii) price lists, or (iii) price change notices issued by Avago from time to time or other prices as may be set forth in Avago quotations. “Price Book” is the published list of Products that Distributor is eligible to purchase from Avago. The Price Book may be in either paper copy or in electronic format.

5.2

Prices are exclusive of applicable sales, use, service, value added, Goods and Services Taxes (“GST”) or similar taxes or duties. Unless Distributor has provided Avago with an appropriate exemption certificate for the Delivery jurisdiction, Distributor is responsible for paying such sums. Prices are subject to change by Avago at any time. Avago will provide Distributor with thirty (30) days advance written notice of price increases. In the event of a price increase, Avago will not increase the price of Products currently on Avago backlog for a period of thirty (30) days following the effective date of the price increase. After this period of thirty (30) days, the price of the Products currently on Avago backlog will be increased in accordance with the new price levels. In the event of a price increase where Distributor requests an order to be pulled in but where Avago cannot fulfill the order, on an exception basis only, and with prior written approval from Avago, Avago may approve the use of a SSD for the difference between the old and the new price.

5.3	Price decreases will be effective as of the date specified in the price change notice. Avago will issue a Price Book or other notification of Product pricing to Distributor quarterly.
5.4

If Avago reduce its price(s), Products will be eligible for a price protection credit equal to the difference between the net price paid by Distributor and the reduced price. Eligible Products include only those Products in transit to Distributor as of the effective date of the price reduction and Products in Distributor’s inventory as of that date. Price protection credits will be given on a quarterly basis for impacted Products in the quarter in which such price reduction occurs.

5.5	All Products shipped on or after the effective date of any price decrease will be shipped and invoiced at the price in effect at the time of shipment.
5.6

Distributor will sell Products to its Customers at prices, and terms and conditions it deems appropriate. Avago’s suggested resale prices are for guideline purposes only. “Customer” is defined as the third party that the Distributor sells the Product to.

5.7

Should Avago determine that the Distributor, alone or in collusion, with the Customer, has deliberately misrepresented the targeted resale price and/or volume requirements of a sale to obtain a non-standard cost, Avago reserves the right to bill back the Distributor in an amount not to exceed the original suggested resale price. Repeated offenses may result in the withdrawal of Avago’s support of special cost quotations. In the case of “under protection” quotes, the bill-back will be to current book cost.

5.8

For quotations provided to Distributor based on volume pricing, Avago will have the right to bill Distributor for the difference between quoted price and Distributor Cost for actual volume lower than eighty (80%) percent of quoted volume. 5.9 Distributors may not sell Products into a region that is different from the region where the Products were purchased from Avago without Avago’s prior written consent which will not be unreasonably withheld.

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6.	ORDERS/SHIPMENT/RISK OF LOSS
6.1

Avago will acknowledge Distributor’s orders in writing or electronically within five (5) business days of receipt, except for Products in allocation. Order acknowledgments will contain Avago’s estimated ship date.

6.2	Stocking Orders. The minimum order shippable line item requirement is five hundred United States dollars ($500.00) in the Americas and Asia Pacific or five hundred Euro (€500.00) in Europe.
6.3

ALL ORDERS PLACED WITH AVAGO THAT ARE LESS THAN THE MINIMUMS WILL AUTOMATICALLY BE INCREASED TO THE NEXT LOGICAL STANDARD PACKAGING INCREMENT (“SPI”) WHICH MEETS THE MINIMUM SHIPPABLE ORDER LINE ITEM VALUE. Avago will make commercially reasonable efforts to meet Distributor’s Delivery and Shipment requirements. If Avago is unable to meet Distributor’s Delivery and Shipment requirements, the parties may agree to alternate arrangements. In the absence of such agreement, Distributor’s sole remedy is to cancel the remainder of the order.

6.4

Title, risk of loss and damage to Products will pass to Distributor, and acceptance upon Delivery. “Delivery” occurs when Avago places the Product(s) at Distributor’s or Distributor’s representative’s disposal at the named place agreed to by Avago in accordance with the quoted Incoterms (Incoterms 2000). If special shipping instructions are agreed, additional charges will be billed separately.

7.	ORDER CHANGES/SHIPMENT DELAYS
7.1

Distributor may cancel an order in whole or in part for Standard Products, at no charge, provided that written or electronic notification is received by Avago thirty (30) or more calendar days prior to the acknowledged ship date. For Standard Product orders cancelled within thirty (30) days from the acknowledged ship date, Distributor may be liable for a percentage of the purchase price as quoted by Avago within four (4) business days of the time of cancellation request for Work In Progress (“WIP”) Products manufactured to meet Distributor’s/Distributor’s Customer’s order(s). Order line items that have been rescheduled within ten (10) days of the acknowledged ship date cannot be cancelled. For Custom Products, Distributor is responsible for full liability at the purchase price for: (1) all Finished Goods Inventory (“FGI”) in transit and at the factory; and (2) for WIP manufactured to meet Distributor/Distributor’s Customer’s order(s). Orders for Custom Products are non-cancelable.

7.2

Order line items may initially be scheduled for shipment within six (6) months of the original order date. Requests to reschedule orders for Standard Products must be made at least ten (10) calendar days prior to the acknowledged shipment date. Unless otherwise noted on Avago’s quotation to the Distributor, orders for Custom Products are subject to a minimum ten (10) calendar week window for schedule changes. If the lead-time for Custom Products is greater than ten (10) calendar weeks schedule changes are not permitted within lead-time. Requests for reschedules must have a reschedule date that falls within the same Avago quarter as the shipment was originally scheduled. Avago quarters are November 1 through February 3, February 4 through May 4, May 5 through August 3 and August 4 through November 2.
7.3

Notwithstanding any provisions above, order line items for Custom Products from Solid-State Illumination Division with prefixes ‘A’ and ‘H’ that are not in the Avago Price Book (“SID Products”) may be cancelled or rescheduled providing such cancellation or reschedule is done sixty (60) or more days prior to the scheduled ship date. A current list of SID Products is attached as Exhibit SID. The Exhibit SID may be amended by Avago as new Products are added or when Products are at end of life.

7.4

Avago will make commercially reasonable efforts to meet delivery commitments to Distributor. Under no circumstances will Avago be liable for damages of any kind as the result of any delay in meeting a scheduled shipment.

8.	WARRANTY OF TITLE

Avago warrants the title to all Products to be sold to Distributor and warrants that such Products are not subject to any security interests, liens or other encumbrance(s).

9.	PAYMENT
9.1

Payment terms for all Products purchased under this Agreement including bill back invoices will be thirty (30) days from date of Avago’s invoice. Avago may change credit terms which could include cash in advance at any time should Distributor’s financial condition or previous payment record so warrant. Avago agrees that it will not change the thirty (30) day payment terms unless agreed by both parties in writing or unless Distributor’s financial condition or previous payment history so warrant.

9.2

Avago may discontinue performance if Distributor fails to pay any sum due, or fails to perform under this or any other Avago agreement if, after ten (10) days written notice of breach, the failure has not been cured.

9.3

Distributor acknowledges that delinquent account status may result in Avago’s suspension of shipments and/or cooperative programs in support of the Distributor, until the payment performance becomes current.

9.4

Distributor guarantees the timely payment of any monetary sum due to Avago, incurred by any of its Affiliate(s) who are authorized to sell or purchase Products by Distributor on Distributor’s behalf. Distributor further agrees that if any of its Affiliate(s) fails to pay any sum due within thirty (30) days of Avago’s written request for payment that Distributor will pay the sum due to Avago.

10.	ENGINEERING CHANGES/RECLASSIFICATION
10.1

Avago will give Distributor reasonable written notice of engineering changes or any reclassification of Products that will affect the form, fit, or function as described in the relevant Specifications of any Products in Distributor’s inventory. If these changes or reclassifications adversely affect the sale of Distributor’s inventory of such Products once the changes or reclassifications are implemented, then:

10.2

Avago will cooperate with Distributor to sell such affected inventory. Such limited support will last for a period up to one hundred twenty (120) days after the first public announcement of such change or reclassification or the first shipment of the changed or reclassified Product, whichever occurs first.

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10.3

If any of the affected Product(s) still remain in Distributor’s inventory after these efforts, Avago may elect to: (a) Replace it with upgraded Products; or (b) repurchase any or the entire affected inventory at Distributor’s actual net invoice cost less any prior credits. Avago will pay all freight charges associated with this return provided that Avago approves the carrier and freight method prior to such return.

10.4	At its sole election, Avago may allow Distributor to scrap affected Product.

11.	SCRAP ALLOWANCE PRIVILEGE

Distributor may take a credit against [*] of the last three (3) months’ average inventory, administered on a quarterly basis. Distributor will deposit the credit into a reserve account such that the funds are allocated exclusively for the purpose of purchasing additional Product. To be eligible for scrap credit the Distributor must claim the credit within thirty (30) days following the close of each Avago fiscal quarter. Distributor claims submitted after thirty (30) days will not be eligible for credit and will be rejected by Avago. Avago will issue the credits within sixty (60) days of the close of each Avago fiscal quarter. Avago may at its discretion request for the parts to be returned to Avago or to have parts be destroyed, with proof of destruction.

12.	DEFECTIVE SHIPMENTS

Defective Products and or Defective Shipments, in this paragraph, are defined as being damaged, incorrect part types, insufficient documentation/labeling, incorrect quantities, and are limited to shipments received by the Distributor from Avago. Notwithstanding any other provision of this Agreement or of any Exhibit, Distributor may return for full credit, any and all Products or shipments found and confirmed by Avago to be defective upon delivery, within forty five (45) days of receipt of any such defective Products.

13.	QUALITY

If Products with quality problems (“Quality Returns”) are returned to the Distributor by the Customer and Distributor deems it practical to institute testing and/or rework of such Products in order to sell the same, Distributor must report such problems to Avago in writing. Avago may, at its option, authorize Distributor to perform such rework and/or test and will reimburse Distributor for its direct cost of labor and material.

14.	OBSOLETE/DISCONTINUED PRODUCTS
14.1

Avago may discontinue the manufacture, sale and/or the support of any Product. Avago will endeavor to give Distributor at least ninety (90) days advance written notice of Product discontinuance, and to include instructions for last time buy and last time shipment.

14.2	All End of Life (“EOL”) orders, after Avago’s announcement, are non-cancelable and non-returnable.
14.3

If Distributor wishes to return any discontinued Products in its inventory, Distributor must do so within thirty (30) days after the last-time-ship date. Upon Avago’s written approval, Products must be returned to Avago unused and in original factory packaging. Distributor will receive full credit for all such Products so returned.

14.4

Any such credit will be in the amount of the actual invoice price paid by Distributor for the discontinued Products less any prior credits. Avago will pay freight charges for such returns provided that Avago approves the carrier and freight method prior to the return.

15.	CO-OPERATIVE PROGRAMS

The parties may work together to develop a co-operative marketing program. If the parties agree, such program will be for mutually agreed upon projects such as promotion, advertising, and training. The program will be defined annually, and updated quarterly as part of the Avago Distributor Business Plan. From time to time, Avago may offer or change Avago policies, promotional guidelines or other marketing programs, including but not limited to programs involving promotional allowances, Product demonstration, support and the like. Distributor participation in such programs will be subject to the then current terms and conditions of those programs. Avago agrees to offer such programs to all its Distributors; participation in said programs is at Distributor’s election.

16.	IMPROVEMENT PLANS AND PERFORMANCE MILESTONES

Distributor agrees to use reasonable business efforts to attain mutually established goals relative to various operating processes. Avago agrees to work with Distributor to establish improvement plans and performance milestones in those areas when either the Distributor or Avago falls under the published goal.

17.	INTERNATIONAL SALES AND EXPORT CONTROLS
17.1

Distributor will comply with U.S. and other applicable laws and regulations (including without limitations laws and regulations prohibiting transfers, exports, and re-exports, unless written authorization is obtained from the appropriate government).

17.2

The supply of Products and Technology to Distributor is subject to Avago receiving any required export authorizations. Distributor will upon Avago’s request furnish all information and documentation concerning the Distributor, its Customers, and/or final end-users necessary for Avago to obtain any required export authorizations.

17.3

Notwithstanding the obligations set forth in the FCA trade term as defined in Incoterms 2000, for any order where the FCA address specified is located within the United States and the final end use destination is outside of the United States, Distributor assumes responsibility to determine the U.S. export authorization requirements, to obtain the appropriate U.S. export license if necessary, and to report proper U.S. export statistics, and/or carry out any customs formalities for the export of the items from the United States purchased from Avago Technologies U.S., Inc.

17.4

Distributor expressly agrees not to sell or otherwise transfer Products and Technology to companies or persons on the Trade Compliance Export Control Restricted Parties List and Specially Designated Nationals and Blocked Persons List, and to any other prohibited parties set forth on a list published by the U.S. Government (collectively “Lists of Designated Parties”). Distributor will inform any of its subsidiaries, plants, branches or sister companies, sub-Distributors and

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subcontractors that are included in this Agreement of these restrictions. Distributor also will obtain updated Lists of Designated Parties from the U.S. Government. When available and upon the Distributor’s request, Avago may provide the Avago Restricted Parties List to Distributor.

17.5

Distributor will comply with any U.S. or other appropriate government laws and/or regulations prohibiting transfers and exports to certain persons or countries engaging in weapons of mass destruction (nuclear, chemical, or biological) activities, missile (including space launch and un-manned air vehicle) systems, unless written authorization is obtained from the U.S. Government. Distributor also will comply with any U.S. or other appropriate government laws and/or regulations related to embargoes, sanctions, and/or terrorist activities.

17.6

When Distributor sells Products and licenses Technology directly to a Customer, it will notify the Customer that it must comply with the export control laws and regulations of the U.S. Government and other appropriate governments.

17.7

Unless otherwise agreed, Products and Technology supplied by Avago are authorized for resale in the defined territory only. To the extent permitted by law, Distributor will not, without Avago’s prior written consent, sell Products outside its territory. If Distributor intends to re-export Products and Technology outside the territory, or sell them to a third party where it knows or has reason to know that the third party will re-export these Products, technology and/or documentation, Distributor agrees to inform Avago immediately, but not later than the time the order is placed, so that any export authorizations required by the U.S. Government and/or other governments may be obtained.

18.	TRADEMARKS; LOGOS; TRADE NAMES
18.1

Distributor’s rights and obligations regarding the use of Avago trademarks are in Addendum 7. Distributor and its Affiliates may attach labels to the Products with the Distributor or the Affiliate name and address solely for the purpose of directing end-users to sale and service assistance.

18.2

Distributor grants to Avago a non-exclusive, royalty-free right to use the Distributor trademarks (“Distributor Marks”) in advertising and promotional material solely for directing prospective purchasers of the Products to Distributor, in accordance with Distributor’s policies as communicated to Avago. Avago acknowledges Distributor Marks are trademarks of Distributor and that they will remain the sole property of Distributor.

18.3

Avago’s right to use the Distributor Marks arises solely by virtue of this Section 18, and Avago will acquire no rights in the Distributor Marks through this use. Avago agrees not to attack or challenge the validity of the Distributor Marks as trademarks, Distributor’s ownership thereof, or Distributor’s right to control the use of the Distributor Marks. Avago agrees that any use it makes of the Distributor Marks will inure to the benefit of Distributor.

19.	CONFIDENTIALITY
19.1	In the event that confidential information is exchanged, independently whether the discloser is made to or by a party hereunder or any of its Affiliates, each party (as “Recipient”) will protect the confidential information of the other (as “Discloser”) in the same manner in which it protects its own like proprietary, confidential and trade secret information. Disclosed information will be regarded, for the purposes of this Agreement, as confidential information if either (i) Discloser furnishes such information in writing and marks such information as “Confidential” or (ii) if such information is provided orally, then Discloser confirms, in writing, to Recipient that it is confidential within thirty (30) days of its communication that it is confidential. Such information will remain confidential for three (3) years after the date of disclosure.

19.2

This Section imposes no obligation upon a Recipient with respect to confidential information which: (i) was in the Recipient’s possession before receipt from the Discloser; (ii) is or becomes a matter of public knowledge through no fault of the Recipient; (iii) is rightfully received by the Recipient from a third party without a duty of confidentiality; (iv) is disclosed by the Discloser to a third party without a duty of confidentiality on the third party; (v) is independently developed by the Recipient; (vi) is disclosed under operation of law; or (vii) is disclosed by the Recipient with the Discloser’s prior written approval.

19.3

A Recipient may pass confidential information to its Affiliates provided that Recipient warrants that such Affiliates will abide by the provisions of this Section 19. The terms of this Agreement, attached Exhibits, and Addenda will be Confidential Information.

20.	WARRANTY
20.1

Avago warrants Product against defects in materials and workmanship for a period of: i) [*] months of shipment to end-Customer or three (3) years from the Product shipment to the Distributor whichever is less for Standard Product; and ii) [*] months from shipment to end-Customer or one (1) year from the Product shipment to Distributor whichever is less or the minimum warranty period specified under legal requirements in the country where the Product is sold for Custom Product (“Warranty Period”). Avago further warrants that, during the Warranty Period, Product will conform to Avago’s relevant published technical or functional specifications in effect on the date Avago ships Customer’s order (“Specifications”). This warranty extends only to Distributor and not to indirect purchasers or users. In the event of Avago confirms the defects or non-conformance to Specifications during the Warranty Period, Avago will, at its option, repair or replace the affected Products, or refund of the net purchase price.

20.2

Unless Avago agrees in writing that Distributor and or Customer have configuration control, Avago may make process or materials changes affecting the performance or other characteristics of Product. Product supplied after such a change will continue to meet Avago’s published minimum/maximum Specifications, but may not be identical to Product supplied as samples or under prior orders.

20.3

Avago warrants that Software will not fail to execute its programming instructions due to defects in materials and workmanship when properly installed and used on the hardware designated by Avago. Avago further warrants

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that Avago standard Software will substantially conform to Specifications. Avago does not warrant that Software will operate in hardware and software combinations selected by Customer, or meet requirements specified by Customer.

20.4	Some Products may contain remanufactured parts equivalent to new in performance.
20.5

The above warranties do not apply to defects resulting from improper or inadequate maintenance; Distributor, Customer or third party supplied software, interfacing or supplies; unauthorized modification; improper use or operation outside of the Specifications for the Product; abuse, negligence, accident, loss or damage in transit; improper site preparation; or unauthorized maintenance or repair.

20.6

THE ABOVE WARRANTIES ARE EXCLUSIVE AND NO OTHER WARRANTY, WHETHER WRITTEN OR ORAL, IS EXPRESSED OR IMPLIED. AVAGO SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

20.7

The warranty described above may be offered to the Distributor’s Customers on Avago’s behalf. It is the only warranty that the Distributor is authorized to make on Avago’s behalf and shall run from the date of shipment from Avago to Distributor. Distributor is authorized to pass this warranty through to Distributor’s Customers.

20.8

Any Product to be returned under the terms of the warranty must be shipped to Avago directly from Distributor. Warranty returns are exempt from Avago date code restrictions, as may be redefined from time to time.

20.9

Avago’s liability under this warranty is specifically limited to replacement of defective Products manufactured by Avago and shown to have been procured from Avago directly, or transferred from another Avago Distributor with Avago’s approval. Avago Products acquired from unauthorized sources are not warranted.

20.10	All returns of Product deemed defective by the Distributor must be accompanied by a full description and specific reason for rejection, including the Customer or end customer’s rejection paper-work.
20.11	Relevant Avago personnel must be notified of all significant quality problems.
20.12	The warranty will not extend to Product that has been modified, tested outside the Avago specifications, or remarked in any way, without the express written consent of Avago.

21.	INTELLECTUAL PROPERTY CLAIMS
21.1

Avago will defend or settle any claim against Distributor that Products (excluding Custom Products where infringement is the result of Distributor or Customers provided design or specification) delivered under these Terms infringe an intellectual property right in the country where Products are used or sold, provided that Distributor promptly notifies Avago in writing, cooperates with and provides control of the defense or settlement, to the extent legally permissible.

21.2

If there is an infringement claim under Section 21.1 Avago will pay infringement claim defense costs, settlement amounts and court awarded damages. If such a claim appears likely, Avago may, at its option, modify Products, procure any necessary license, or replace it. If Avago determines that none of these alternatives is reasonably available, Avago will refund Distributor’s purchase price minus any credits that may have been applied upon return of the Product.

21.3

Avago has no obligation for any claim of infringement arising from: (i) Avago’s compliance with, or use of Distributor’s or any Customer’s designs, specifications or instructions or technical information; (ii) Avago’s use of technical information or technology provided by Distributor or Customer; (iii) Product modification by Distributor, Customer, or by any other party; (iv) Product use prohibited by Specifications or related application notes; or (v) Use of the Product or Software with products not supplied by Avago.

21.4	THIS SECTION 21 STATES AVAGO’S ENTIRE LIABILITY TO DISTRIBUTOR AND ITS CUSTOMERS FOR CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT.

22.	LIMITATION OF REMEDIES AND LIABILITY
22.1

In no event will Avago, its subcontractors or suppliers or Distributor be liable for special, incidental, indirect or consequential damages, including downtime costs, loss of data, restoration costs, lost profits, or cost of cover, regardless of whether such claims are based on contract, tort, warranty or any other legal theory, even if advised of the possibility of such damages. This exclusion is independent of any remedy set forth in these Terms.

22.2

To the extent that limitation of liability is permitted by law Avago’s liability to Distributor is limited to the lesser of (i) the amount actually paid by Distributor to Avago for the Product or Software that is the subject of such damages in the twelve (12) months prior to the accrual of such damages, or (ii) U.S. one million dollars ($1,000,000.00), except that Avago’s obligation to make warranty refunds under Section 20 is limited to the Product purchase price for the affected Products.

22.3	The limitations set forth in Sections 22.1 and 22.2 will not apply to infringement claims under Section 21, and confidentiality claims under Section 19, or to damages for bodily injury or death.
22.4	THE REMEDIES IN THESE TERMS ARE DISTRIBUTOR’S SOLE AND EXCLUSIVE REMEDIES.

23.	CHANGES AND AMENDMENTS
23.1	From time to time, Avago may change Avago policies or programs. This Agreement can only be amended by the written agreement of the parties.
23.2

Avago may, from time to time, change (including without limitation make additions to or deletions) Avago’s policies and procedures. Avago will give Distributor written notice of any proposed changes. Distributor will have thirty (30) days from the receipt of the notice to provide Avago with a written objection to a change. Avago and Distributor agree to exercise reasonably commercial efforts to resolve any objection as quickly as practicable. If Avago and Distributor cannot resolve any disagreement within ten (10) days following the date of Distributor’s objection, Avago reserves the right to unilaterally implement the change. If at the end of the negotiation, the Parties have not reached written agreement relative to the objection, and Avago has not agreed to withdraw the change to

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which Distributor gave notice of its objection, either party may terminate this Agreement. Upon such termination, Avago will re-purchase Distributor’s inventory of Products as provided, if applicable, under sections 24.4 and 24.5. Each party agrees that the other has made no commitments regarding the duration or renewal of this Agreement beyond those expressly stated in this Agreement.

24.	TERM AND TERMINATION
24.1

Unless earlier terminated as provided in this section, this Agreement will expire on January 20, 2010, but will continue to apply to orders previously accepted by Avago prior to such termination. This Agreement will automatically be renewed for two (2) successive one-year terms unless either party provides the other party with thirty (30) days prior written notice to the contrary. Within sixty (60) days of the end of the initial term of this Agreement or expiration of either renewal period, in the event that either party wants to negotiate a new agreement, either party shall provide notice to the other party of such.

24.2	Either party may terminate this Agreement at any time without cause, but only with thirty (30) days prior written notification. Such termination will be effective on the date stated in such notice.
24.3

Avago may terminate this Agreement immediately for cause if Distributor: 1) becomes insolvent; 2) admits in writing its inability to pay its debts as they mature; 3) ceases to function as a going concern or conduct its operations in the normal course of business; 4) assigns or transfers, either voluntarily or by operation of law, any or all of its rights or obligations under this Agreement without having obtained the prior written consent of the other party; 5) effects any material change in its management or ownership (for the purposes of this subparagraph, a change of twenty-five (25%) percent or more in ownership will be deemed a material change in ownership); 6) upon the filing of a petition by or against it under any state or federal bankruptcy or insolvency law, fails to tender to Avago a guaranty of its obligations under this Agreement by a person, firm or other entity having a net worth of at least eighty-five (85%) percent of its own net worth as of the commencement of this Agreement, such guaranty to be in a form satisfactory to Avago; or 7) fails to perform any of its obligations under this Agreement so as to be in default and fails to cure such default within thirty (30) days after written notice.

24.4

If Distributor terminates Avago for cause or if Avago terminates Distributor for convenience, Distributor may return to Avago for credit against outstanding balance or for repurchase, any Standard Products purchased under this Agreement in Avago’s then current Price Book subject to a ten percent (10%) restocking charge. The repurchase price for such unsold Products will be the actual net invoice price paid by Distributor less any prior credits.

24.5

If Avago terminates Distributor for cause or if Distributor terminates Avago for convenience, Avago may require that Distributor return any Standard Products purchased under this Agreement still remaining in Distributor’s inventory to Avago. If Avago terminates for its convenience or for any reason other than those listed in Section 24.3 then Avago will pay all freight charges associated with such repurchase of Products.
24.6

The parties agree that in the event of termination Distributor and Avago shall work together for a period of ninety (90) days to help ensure that customers will continue to receive appropriate customer support for the Products.

24.7

Upon the termination or expiration of this Agreement, the parties intend to cooperate with one another to minimize any negative impact on Arrow customers purchasing Avago Products and provide for an orderly disposition of Arrow’s inventory of such Products as Avago and Arrow wind up the business conducted under this Agreement.

24.8

Avago and Arrow will cooperate with one another in allowing the placement of orders and the cancellation or rescheduling of orders for all Avago Products where the purpose of such order placement, cancellation or rescheduling is to insure delivery of Avago Products to customers having a need for such Products.

24.9

Notwithstanding the termination or expiration of this Agreement, Avago will continue to provide ordinary pricing debit authorizations and otherwise cooperate with Arrow in accordance with past practices to facilitate the sale of Avago Products to customers.

24.10

All Products to be repurchased under this Section must have been shipped by Avago to Distributor within the previous [*] months prior to the termination and must be in unused, factory-shipped condition and must be returned in original smallest unit packaging.

24.11

After any termination of this Agreement, Avago agrees to sell to Distributor any Products which Distributor is contractually obligated to furnish to a Customer and which Distributor does not have in its inventory, provided that Distributor orders such Products within ten (10) days after the effective date of termination.

24.12	Distributor agrees to maintain and to provide to Avago monthly sales records for a one (1) year period as determined by the notification date.
24.13	If either party becomes insolvent to the extent that it is unable to pay its debts when due or has its assets assigned, the other party may cancel any unfulfilled obligations.

25.	GENERAL
25.1

Independent Contractors. The parties agree that Avago and Distributor are independent contractors and each is engaged in the operation of its own business and neither will be considered the agent of the other for any purpose whatsoever. Nothing contained in this Agreement will be construed to establish a relationship that would allow either party to make representations or warranties on behalf of the other except as expressly provided by these Terms. Avago and Distributor agree that this Agreement does not establish a franchise, joint venture or partnership.

25.2

Assignment. Distributor may not assign this Agreement without Avago’s prior written consent. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties, their successors and assigns.

25.3	Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject

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matter and supersedes all related prior agreements, written or oral, between the parties. Amendments to this Agreement must be in writing and signed by the duly authorized officers of the parties.
25.4	No Implied Waivers. Neither party’s failure nor delay to exercise any of its rights under these Terms will be deemed a waiver of forfeiture of those rights.
25.5	Severability. To the extent that any provision of these Terms is determined to be illegal or unenforceable, the remainder of these Terms will remain in full force and effect.
25.6	Survivorship. All obligations and duties in these Terms which by their nature will extend beyond the expiration or termination of this Agreement will survive and remain in effect.
25.7

Force Majeure. Neither party will be liable for failure to fulfill its obligations under this Agreement or any purchase order issued under this Agreement or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, acts or omissions of the other party, man-made or natural disasters, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligation will be extended for the time period lost by reason of the delay.

25.8

Use of Product in Nuclear Facility. AVAGO’S PRODUCTS AND SOFTWARE ARE NOT SPECIFICALLY DESIGNED, MANUFACTURED OR AUTHORIZED FOR SALE AS PARTS, COMPONENTS OR ASSEMBLIES FOR THE PLANNING, CONSTRUCTION, MAINTENANCE OR DIRECT OPERATION OF A NUCLEAR FACILITY OR FOR USE IN MEDICAL DEVICES OR APPLICATIONS. AVAGO IS NOT LIABLE IF PRODUCTS OR SUPPORT PURCHASED BY DISTRIBUTOR OR DISTRIBUTOR’S CUSTOMERS ARE USED FOR THESE APPLICATIONS.

25.9

Conflicting Terms/Laws. The parties agree that the terms and conditions of this Agreement will prevail. Any Avago or Distributor additional or different terms and conditions will not apply. Both parties agree that they will adhere to all applicable laws and regulations for Products ordered and supplied under this Agreement including, but not limited to, export and privacy requirements.

25.10	Consents and Approvals. Any consents or approvals required under this Agreement will not be unreasonably withheld.
25.11

Headings. The Table of Contents, if any, and headings of paragraphs in this Agreement are inserted for convenience of reference only and will be ignored in the construction or interpretation of these Terms.

25.12

Product and Other Communications. Avago will keep Distributor informed on a timely basis about New Products Introductions (“NPI”), Product change and obsolescence notifications, press and technology announcements, demand creation programs rollout, tools and services announcements, management changes and announcements, and any other communication of a general nature. These communications will be in the form of emails, newsletters, direct mail, surveys, seminars or management meetings, etc. These communications will take precedence over any opt-out option selected by Distributor when they register on the Avago website.

25.13	Language. The Parties expressly agree that this Agreement and any related documents be drawn in English.
25.14

Governing Law. These Terms will be governed according to the laws of California. The Superior Court of the County of Santa Clara or the United States District Court for the Northern District of California will have jurisdiction and venue for all controversies arising out of, or relating, to this Agreement. The parties expressly waive the applicability of the UN Convention on Contracts for the International Sale of Goods and it will not apply to the terms and conditions of this Agreement. The prevailing party shall be awarded its reasonable attorney fees, and costs and expenses incurred in any litigation arising under these Terms.

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This Distributor Agreement between Arrow Electronics, Inc. and Avago Technologies International Sales Pte. Limited, Registration Number 200512231E, shall become effective on the 20th of January 2008 (the “Effective Date”) (the “Agreement”).The signatures below stipulate the party’s acceptance of the terms and conditions of this Agreement:

AVAGO TECHNOLOGIES INTERNATIONAL SALES PTE LIMITED:		ARROW ELECTRONICS, INC.:

Sign:	/s/ Pe Wynn Kin	Sign:	/s/ Jeff Eastman

Name:	Pe Wynn Kin	Name:	Jeff Eastman

(Typed or Printed)		(Typed or Printed)

Title:	Company Secretary	Title:	VP Global Supplier Marketing

Date:	26/3/08	Date:	3-19-08

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ADDENDUM 1

ADDITIONAL TERMS AND CONDITIONS

UNITED STATES OF AMERICA

The following terms and conditions will apply to Products marketed in the United States by Distributor and these terms will supersede conflicting provisions in the Agreement:

1.	Governing Laws

This Agreement will be governed according to the laws of California. The Superior Court of the County of Santa Clara or the United States District Court for the Northern District of California will have jurisdiction and venue for all controversies arising out of, or relating, to this Agreement. The parties expressly waive the applicability of the UN Convention on Contracts for the International Sale of Goods and it will not apply to the terms and conditions of this Agreement.

2.	Statutory Conformance

With respect to the Products ordered under this Agreement and delivered to Distributor’s locations in the United States, Avago warrants and agrees that it has complied with the requirements of: (i) the Fair Labor Standards Act of 1938, as amended, and its invoices will so state; (ii) Social Security and Workers Compensation laws, if work is performed on Distributor’s premises; (iii) Equal Opportunity clause in Section 202 of Executive Order 11246, as the same may be amended; (iv) Section 503 of the Rehabilitation Act of 1973; (v) The Vietnam Veterans Readjustment Assistance Act of 1974; and (vi) all other applicable federal, state and local laws, codes and requirements.

3.	Ozone Depleting Substances

Distributor reserves the right to reject any Products delivered to Distributor’s locations in the United States containing or manufactured with substances identified as a Class I or Class II ozone depleting substances by the U.S. Environmental Protection Agency pursuant to Title VI of the Clean Air Act Amendments of 1990, and any amendments thereto, whether or not such Products will be required to bear labelling.

4.	Export Controls

Avago and Distributor will comply with the U.S. Foreign Corrupt Practices Act.

Without limitation on the foregoing, the exportation, importation and re-exportation of Avago’s Products and related supplies and technical data will be made or otherwise effected in accordance with the laws, regulations, licensing requirements and procedures of the U.S. governmental authorities exercising jurisdiction in such matters; as such, the validity of this Agreement and the obligation of Distributor and Avago to perform under this Agreement are expressly subject to the ability of Distributor and Avago to comply with applicable laws. Further, in the event of changes to such laws, regulations, licensing requirements and procedures, Distributor and Avago agree to continue compliance of such U.S. regulations.

5.	Notices

Any notice provided for or permitted in this Agreement will be deemed to have been given three (3) business days after mailed postage prepaid by certified mail or registered mail, return receipt requested, or via electronic mail confirmation requested, to the authorized Distributor location.

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ADDENDUM 2

ADDITIONAL TERMS AND CONDITIONS

CANADA

The following terms and conditions will apply to Products marketed in Canada by Distributor and these terms will supersede conflicting provisions in the Agreement.

1.	Statutory Conformance

With respect to the Products ordered under this Agreement and delivered to Distributor’s locations in Canada, Avago warrants and agrees that it has complied with the requirements of all applicable Canadian federal, provincial and local laws, codes and requirements.

2.	Ozone Depleting Substances

Distributor reserves the right to reject any Products delivered to Distributor’s locations in Canada containing or manufactured with ozone depleting substances as defined under the laws of Canada, whether or not such Products will be required to bear labelling.

3.	Language

The parties expressly agree that this Agreement and any related documents be drawn in English. Il est la volonte expresse des Parties aux presentes que cette Convention et tous les documents s’y rattachant soient rediges en Anglais.

4.	Currency

All transactions will be in U.S. Dollars.

5.	Notices

Any notice provided for or permitted in this Agreement will be deemed to have been given three (3) business days after mailed postage prepaid by certified mail or registered mail, return receipt requested, or via electronic mail confirmation requested, to the authorized Distributor location.

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ADDENDUM 3

ADDITIONAL TERMS AND CONDITIONS

ASIA PACIFIC

The following terms and conditions will apply to Products marketed in Asia Pacific by Distributor and these terms will supersede conflicting provisions in the Agreement.

1.	Governing Laws

These Terms will be governed according to the laws of Singapore. The courts of Singapore will have jurisdiction and venue for all controversies arising out of, or relating, to this Agreement. The parties expressly waive the applicability of the UN Convention on Contracts for the International Sale of Goods and it will not apply to the terms and conditions of this Agreement.

2.	Notice

Any notices provided for or permitted in this Agreement will be deemed to have been given three (3) business days after mailed postage prepaid by certified mail or registered mail, return receipt requested, or via electronic mail confirmation requested, to the authorized Distributor location.

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ADDENDUM 4

ADDITIONAL TERMS AND CONDITIONS

EUROPE

The following terms and conditions will apply to Products marketed in Europe by Distributor and these terms will supersede conflicting provisions in the Agreement.

1.	Prices

Unless specified differently, all prices include shipments arranged by Avago, according to Avago’s standard commercial practice with insurance and customs clearance charges.

2.	Governing Law

These Terms will be governed according to the laws of the Switzerland. The courts of Zurich, Switzerland will have jurisdiction and venue for all controversies arising out of, or relating, to this Agreement; this will also be applicable to summary procedures where the plaintiff relies entirely on documentary evidence. The parties expressly waive the applicability of the UN Convention on Contracts for the International Sale of Goods and it will not apply to the terms and conditions of this Agreement.

3.	Shipment

Avago will make commercially reasonable efforts to meet Distributor’s Delivery and Shipment requirements. If Avago is unable to meet Distributor’s Delivery and Shipment requirements, the parties may agree to alternate arrangements. In the absence of such agreement, Distributor’s sole remedies are to cancel the remainder of the order or to claim damages due to gross negligence or intentional conduct.

Risk of loss will pass to Distributor upon delivery DDP (Delivery Duty Paid), VAT unpaid, Incoterms 2000, to the agreed Distributor location unless otherwise agreed.

4.	Transfer of Title

Avago reserves title to the Products delivered until full payment of the purchase price has been made. Avago has the right to register its proprietary rights, accordingly.

5.	Notices

Any notice provided for or permitted in this Agreement will be deemed to have been given three (3) business days after mailed postage prepaid by certified mail or registered mail, return receipt requested, or via electronic mail confirmation requested, to the authorized Distributor location.

6.	Limitation of Liability

6.1	Unless otherwise provided below or required by applicable compulsory law, neither Avago, nor its subcontractors or suppliers or Distributor will be liable for indirect or consequential damages, including downtime costs, loss of data, or lost profits, regardless of whether such claims are based on contract, tort, warranty or any other legal theory, even if advised of the possibility of such damages. This exclusion is independent of any remedy set forth in these Terms.

6.2	To the extent that limitation of liability is permitted by law and except as otherwise provided in this Agreement, Avago’s liability to Distributor is limited to U.S. one million United States dollars ($1,000,000.00), except that Avago’s obligation to make warranty refunds under this Agreement is limited to the Product net purchase price for the affected Products.

6.3	The limitations set forth in Section 6 above will not apply to infringement claims under section 22, to damages for bodily injury or death, damages caused by Avago gross negligence or wilful misconduct, strict liability imposed by compulsory product liability laws and regulation.

7.	Currency

Transactions in Europe shall be in Euro.

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ADDENDUM 5

ADDITIONAL TERMS AND CONDITIONS

BRAZIL

The following terms and conditions shall apply to Products marketed in Brazil by Distributor and these terms shall supersede conflicting provisions in the Agreement:

1.	Statutory Conformance

With respect to the Products ordered under this Agreement and delivered to Distributor’s locations in Brazil, Avago warrants and agrees that it has complied with the requirements of all applicable Brazilian laws, codes and requirements.

2.	Language

The parties expressly wish that this Agreement and any related documents be drawn in English.

3.	Notices

Any notice provided for or permitted in this Agreement will be deemed to have been given three (3) business days after mailed postage prepaid by certified mail or registered mail, return receipt requested, or via electronic mail confirmation requested, to the authorized Distributor location.

4.	Currency

All transactions shall be in U.S. Dollars.

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ADDENDUM 7

TRADEMARKS

The purpose of this Exhibit is to provide Avago Authorized Distributors with a right to use an insignia that identifies them as such, under conditions that properly protect the insignia.

1.	DEFINITIONS

1.1	Unless otherwise specified, all definitions set forth in the underlying Distributor Agreement are incorporated in this Addendum by reference.

1.2	“Program” means the Avago program under which Distributor has been admitted as an Authorized Distributor by written notice.

1.3	“Authorized Products” means Avago Products which are sold under this Agreement.

1.4	“Authorized Services” means any warranty maintenance and repair services and/or distribution services Distributor is authorized to provide with respect to the Authorized Products pursuant to this Agreement (including, as applicable, materials used in the advertising, promotion and sale of such Products or services).

1.5	“Insignia” means the insignia shown above (which Avago may amend from time to time):

1.6	“Avago Mark” means any trademark, trade name, logo or insignia, including the Insignia, owned by Avago Technologies, Inc. (“Avago”) or any of its subsidiaries (collectively, with their parent, the “Avago Companies”).

2.	INSIGNIA OWNERSHIP

Distributor acknowledges that the Insignia is a trademark of Avago and that it will remain the sole property of Avago. Distributor’s right to use the Insignia arises solely by virtue of this Exhibit, and Distributor will acquire no rights in the Insignia through use. Distributor agrees not to attack or challenge the validity of the Insignia as a trademark, Avago’s ownership thereof, or Avago’s right to control the use of the Insignia. Distributor agrees that any use it makes of the Insignia will inure to the benefit of Avago.

3.	AUTHORIZATION

Distributor is authorized to use the Insignia (the “Authorization”) solely in connection with the Authorized Products and/or Services, and pursuant to and in compliance with the Agreement. Distributor will not use the Insignia other than in connection with the Authorized Products and/or Services. Distributor will comply with all provisions in this Exhibit and the Agreement as well as all rules, standards or guidelines promulgated from time to time by Avago for the display and use of the Insignia. Participant will comply with all provisions in this Exhibit and the underlying Distributor Agreement and all rules, standards or guidelines promulgated from time to time by Avago for the display and use of the Insignia. Distributor will at all time use the Insignia in good taste and will refrain from using it in a manner that would bring the Avago Companies into

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disrepute. Distributor will not use the Insignia in a manner that is likely to confuse consumers as to the nature or extent of its relationship with the Avago Companies. This Exhibit does not authorize Distributor to use any other Avago Mark in connection with the Authorized Products and/or Services. This Exhibit does not authorized Distributor to sublicense any use of the Avago marks to any Affiliate or third party. Distributor will promptly report to Avago any unauthorized use of Avago Marks that comes to Distributor’s attention. Distributor will not incorporate the word AVAGO into its domain or business names. Distributor may not use the word AVAGO as a keyword, metatag or other electronic identifier. Any change or addition to the scope or duration of this Authorization must be in writing and must be signed by an authorized representative of Avago.

4.	QUALITY STANDARD

Distributor agrees to maintain at least the same level of quality for the Authorized Products and/or Services as it maintained when the Distributor qualified for the Program, and to comply with all standards set by the Avago Companies from time to time for inclusion in the program (taken together, the “Quality Standards”). Distributor understands that Avago will from time to time evaluate the Authorized Products and/or Services for compliance with the Quality Standards, including surveying Distributor’s Customers, and Distributor agrees to cooperate with Avago in any such evaluation. Any time that, in Avago’s sole judgment and absolute discretion, the Authorized Products and/or Services fail to meet the Quality Standards, Avago may immediately terminate the Authorization.

5.	TERMINATION

Avago may terminate or suspend the foregoing Authorization: (i) at will upon thirty (30) days prior written notice in the event Avago suspends or changes the Program; or (ii) immediately upon written notice to Distributor if Distributor fails to comply with any of the provisions of this Exhibit or any of the rules or standards promulgated by Avago for the use of the Insignia. This Authorization will automatically terminate upon the termination of the underlying Distributor Agreement. Upon any termination of the Authorization, Distributor will immediately cease use of the Insignia. Without limiting the foregoing, Distributor agrees to remove the Insignia from any and all Authorized Products and materials in Distributor’s possession or control, and to replace any Authorized Products or materials that bear the Insignia that are still in the hands of any distributors or other re-sellers with Authorized Products and materials that do not bear the Insignia. Distributor agrees that any unauthorized use of the Insignia will cause irreparable harm to Avago, for which damages would not be an adequate remedy, and agrees not to contest the entry of an immediate injunction should Distributor engage in any such unauthorized use.

6.	APPROVALS

Distributor will, upon request by Avago, submit to Avago for its prior approval any and all proposed uses for the Insignia. Any failure by Avago to object to a particular use or omission by Distributor will not be construed as a waiver of the right to object to or require changes in such use or omission in the future, nor will it be construed as an approval of such use or omission.

7.	REGISTRATIONS

Distributor will cooperate with Avago in making or facilitating any governmental registrations or submissions that are necessary to protect the Insignia and Avago’s ownership thereof, including, but not limited to, registration of Distributor as a Registered User of the Insignia. Upon termination of this Exhibit, Distributor will cooper-ate with Avago in the revocation of any such registration.

8.	LEGAL RELATIONSHIP

Distributor’s relationship with the Avago Companies will be that of an independent contractor. Neither party will have, nor represent that it has, any power, right or authority to bind the other party, or to assume or create any obligation or responsibility, express or implied on behalf of the other party. Nothing stated in this Exhibit will be construed as creating a legal partnership between Distributor and the Avago Companies, or as creating the relationship of employer and employee, master and servant or principal and agent between or among the parties.

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9.	COMMUNICATIONS WITH THIRD PARTIES

Distributor understands that the term “partner” is often used to promote arms-length relationships between a hardware vendor and non-affiliated business entities such as VARs, OEMs and software suppliers. Distributor will not suggest that the use of the term “partner” as part of the Insignia implies any actual legal partnership between Distributor and Avago or the Avago Companies. Distributor will not hold itself out to third parties as being in a legal partnership, sharing profits or losses, or sharing management responsibility with any Avago Company.

The signatures below stipulate the party’s acceptance of the above terms and conditions of this License Agreement effective as of the date of signature:

AVAGO TECHNOLOGIES INTERNATIONAL SALES PTE. LIMITED:		ARROW ELECTRONICS, INC.:

Sign:	/s/ Pe Wynn Kin	Sign:	/s/ Jeff Eastman

Name:	Pe Wynn Kin	Name:	Jeff Eastman

(Typed or Printed)		(Typed or Printed)

Title:	Company Secretary	Title:	VP Global Supplier Marketing

Date:	26/3/08	Date:	3-19-08

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EXHIBIT A

PRODUCT LISTING

All Products contained in the Avago Technologies Distributor Price Book or electronic price file.

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EXHIBIT B

MAJORITY OWNED DISTRIBUTOR AUTHORIZED AFFILIATES

1.	Distributor certifies that each Distributor Affiliate listed in Exhibit B1, attached hereto, is related to Distributor in one of the following ways:

1.1	Distributor, either directly or indirectly, holds more than fifty (50%) percent of the issued shares of voting stock of the Distributor Affiliate or has the power to exercise more than fifty (50%) percent of the voting rights in the Distributor Affiliate, or holds more than fifty (50%) percent of the capital or business assets of the Distributor Affiliate;

1.2	Distributor Affiliate, either directly or indirectly, holds more than fifty (50%) percent of the issued shares of voting stock of the Distributor or has the power to exercise more than fifty (50%) percent of the voting rights in the Distributor, or holds more than fifty (50%) percent of the capital or business as-sets of the Distributor; or

1.3	Distributor and Distributor Affiliate, either directly or indirectly, are both owned by a person or company which holds more than fifty (50%) percent of the issued shares of voting stock of the Distributor and Distributor Affiliate or has the power to exercise more than fifty (50%) percent of the voting rights in the Distributor and Distributor Affiliate, or holds more than fifty (50%) percent of the capital or business assets of the Distributor and Distributor Affiliate.

2.	If applicable law limits ownership and control, the above conditions will be met where ownership and control are the maximum allowed by law.

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EXHIBIT B1

AFFILIATES

List Affiliates Here.

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EXHIBIT B2

AVAGO ORDER ENTRY LOCATIONS

Avago Technologies US Inc.

350 W. Trimble Rd.

San Jose, CA 95131-1096

United States

Attn: Customer Service

Avago Technologies International Sales Pte. Ltd.

Company No. 200512231E

No 1 Yishun Avenue 7

Singapore 768 923, Singapore

Attn: Customer Service

Avago Technologies Japan, Ltd.

7F Sumitomo-Fudosan Aobadai Hills

4-7-7 Aobadai, Meguro-ku

Tokyo, 153-0042 Japan

Attn: Customer Service

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EXHIBIT C

AUTHORIZED REGIONS, COUNTRIES AND/OR TERRITORIES

1.	North, South and Central Americas
2.	Asia Pacific
3.	Europe

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ADDENDUM 8

EDI ADDENDUM

This Addendum governs the batch and on-line electronic interchange of data between Trading Partner and Avago.

1.	DEFINITIONS

1.1	“Adopted Format” is the accepted method for the interchange of Messages under this Addendum based on the standards for the presentation and structuring of the electronic transmission of Messages, or other such format, including Web-based submissions, as specified in the Electronic Data Interchange Partner Addendum (Exhibit EDI).

1.2	“Data Log” is the complete record of data interchanged and represents the Messages and Documents sent and received by each party.

1.3	“Document” is a type of transaction transmitted in accordance with this Addendum by either party to the other party as specified in the Electronic Data Interchange Trading Partner Exhibit (Exhibit EDI).

1.4	“EDI” is the electronic interchange of data for those business operations identified in the Electronic Data Interchange Trading Partner Exhibit (Exhibit EDI).

1.5	“Message” is data structured in accordance with the Adopted Format and transmitted electronically between the parties.

1.6	“Trading Partner’s Personal Data” means Trading Partner’s personal data or other personal data in Trading Partner’s control, including but not limited to names, telephone numbers and e-mail addresses.

1.7	“Third Party Service Provider” is an agent of Avago or of the Trading Partner who is authorized to act as an intermediary between the parties and that provides EDI services.

2.	SCOPE

This Addendum will apply to all Messages and Documents transmitted in accordance with the provisions contained in the Electronic Data Interchange Trading Partner Exhibit (Exhibit EDI).

3.	SECURITY OF DATA

Each party will use appropriate security, storage, access and encryption procedures to ensure that all transmissions of Messages or Documents are authorized and to protect its business records and data from improper use.

4.	AUTHENTICITY OF MESSAGES

Each party will adopt as its signature a unique, verifiable electronic identification consisting of symbol(s) or code(s), that are to be affixed to or contained in each Message or Document transmitted by such party (“Signature”). Each party agrees that any Signature of such party affixed to or contained in any transmitted Message or Document will be sufficient to verify such party originated such Message or Document. Neither party will disclose to any unauthorized person the Signatures of the other party. The parties may upon written agreement also use higher levels of authentication to verify the Message.

5.	INTEGRITY OF MESSAGES

Each party accepts the integrity of all Messages and agrees to accord these the same status as would be applicable to a document or to information sent other than by electronic means. If the recipient believes a Message is corrupted as a result of technical failure on the part of machine, system, third party format translation, or transmission line, or lacks the information required by the Avago EDI Handbook for transmitting Messages, the recipient will endeavor to promptly notify sender of the error; sender will correct the error as set out in the Avago EDI Handbook. If the recipient receives a Message addressed to it in error, then recipient should notify the sender and should delete from its system the information contained in such Message but not the record of its receipt.

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6.	CONFIRMATION OF RECEIPT OF MESSAGES

Except where receipt of a Message is automatically confirmed, the sender of a Message may request the recipient to confirm receipt of that Message subject to the provisions of the Avago EDI Handbook. Upon such request, recipient must send confirmation without unreasonable delay.

7.	STORAGE OF DATA

Each party’s Data Log will be maintained without any modification. Each party will maintain a Data log to the extent required by local laws or for a period of seven (7) years, whichever is greater. The Data Log may be maintained on computer media or other suitable means provided that the data can be readily retrieved and presented in readable form.

8.	THIRD PARTY SERVICE PROVIDERS

8.1	If a party to this Addendum contracts the services of a Third Party Service Provider in order to transmit, log or process Messages, then that party will be responsible for any acts, failures or omissions by that Third Party Service Provider.

8.2	If a party to this Addendum instructs the other party to use the services of a Third Party Service Provider for transmitting, logging, formatting, confirming, or processing a Message, then that party giving such instructions will be responsible to the other party for such Third Party Service Provider’s acts and omissions.

8.3	Any party giving such instructions to use a Third Party Service Provider will ensure that it is a contractual responsibility of the Third Party Service Provider that no change in the substantive data content of the Messages to be re-transmitted is made and that such Messages are not disclosed to any unauthorized person.

8.4	Either party may modify its election to use, not use or change a Third Party Service Provider upon thirty (30) days written notice.

9.	ENFORCEABILITY

9.1	The parties agree that any Message or Document properly transmitted by EDI pursuant to this Addendum will be considered to be a writing or in writing; and any such Message or Document when containing, or to which there is affixed, a Signature will be deemed for all purposes to have been signed and to constitute an original when printed from electronic files or records established and maintained in the normal course of business.

9.2	The parties agree not to contest the admissibility of paper documentation copies of electronically transmitted data under the Business Records exception to the Hearsay Rule, or the Best Evidence Rule, or the Statute of Frauds, on the basis that the data was not originated or maintained in documentary form, or that it does not constitute a signed writing by a party to intending to be bound thereby.

10.	EXHIBITS

The following Exhibit is attached and is incorporated into this Addendum: Electronic Data Interchange Trading Partner Addendum (Exhibit EDI). In the event of any conflict between the terms and conditions of the Exhibits mentioned above and the terms and conditions in this Addendum, the latter will govern.

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EXHIBIT EDI

Trading Partner:

1.	PRODUCTS:

This Exhibit EDI applies to EDI transactions for products purchased from Avago.

2.	ADOPTED FORMAT:

2.1	All Messages will be structured in accordance with the standards stated below:

2.1.1	American National Standards Institute, Accredited Standards Committee X12 (ANSI/ASC X12) – applicable in the United States, Canada, South America, and Asia Pacific.

2.1.2	United Nations rules for Electronic Data Interchange for Administration, Commerce and Transport (“EDIFACT”) – applicable in Europe.

2.1.3	Electronic Industries Association of Japan (“EIAJ”)

2.2	If a standard or the published industry guidelines are revised or updated, the parties will mutually agree in writing as to which version will apply to this Agreement.

3.	TESTING:

Before Avago will accept a Message or Document under this Agreement, Trading Partner must comply with any Avago request to test Avago’s and Trading Partner’s system. This testing may include but is not limited to Trading Partner submitting a quote number with each purchase order transaction, identifying where the quote number will be located on each purchase order, supplying the EDI ShipTP location codes and ensuring that the invoice and other outbound documents are satisfactory to Trading Partner.

4.	CHECK APPLICABLE EDI DOCUMENTS TO BE EXCHANGED:

X	ANSI X12	Transaction Set	Version #
Inbound
	850	Purchase Order
	860	PO Change
Outbound
	810	Invoice
	855	PO Acknowledgement
	856	Advance Ship Notice
	865	PO Change Acknowledgement

The following are for Avago only and should be deleted if not an Avago agreement

ANSI X12	Transaction Set	Version #
830	Forecast Transaction
856	Shipment Notice
861	Shipment Receipt
846	Inventory
867	Receipt and Usage

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When Using EDIFACT the following documents may apply:

ANSI X12	Transaction Set	Version #
APERAK	Application Advice
INVRPT	Inventory Report (Avago Only)
Inventory	Acknowledgement (Avago Only)
ORDERS	PO
ORDCHG	PO Change

All Purchase order transactions must include the Avago quote number and product number.

5.	AVAGO INFORMATION:

Avago Business Contact:	Avago Technical Contact:

Name:	Name:

Title:	Title:

Address:	Address:

Phone:	Phone:

Email:	Email:

Avago Testing Contact:

Name:

Title:

Address:

Phone:

Email:

Avago Remit to Address:	Production

ISA = Interchange Control Header

Production ISA

Qualifier = 14

ISA address: 084963177SPGAN

GS: Functional Group Header Segment

Production GS = US8213

Avago Third Party Service Provider: (contact information) VAN)	TEST ISA

Name:	Qualifier = 14

Contact:	ISA address: 084963177SPGANT

Phone:

Email:	GS = US8213

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6.	PARTNER/CUSTOMER INFORMATION:

Customer Business Contact:	Customer Technical Contact:

Name:	Name:

Title:	Title:

Address:	Address:

Phone:	Phone:

Email:	Email:

Customer Testing Contact:	Primary Buyers (Avago products)

Name:	Name:

Title:	Phone:

Address:	Email:

Phone:

Email:

Customer Third Party Service Provider: (contact information) VAN	Production
ISA = Interchange Control Header

Production ISA

Name:	Qualifier =

Contact:	ISA address:

Phone:

Email:	GS: Functional Group Header Segment

Production GS =

TEST ISA

Qualifier =

ISA address:

GS =

Connection Preference:

“Direct Connection” via GXS

“Interconnect via” (specify)

Indicate communication schedule with VAN/VPN:

Name of translator used:

AI (Application Integrator)

Other, please define

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7.	EDI TRANSACTION DETAILS:

Interchange header information:

Miscellaneous Information:

Delimiters	HEX	EBCDIC	ASCII
Element
Segment
Sub Element

Avago Quote number should be located at the following location:

Customer Ship-to Information:

Ship-to Location Code	Ship-to Address

Primary Bill-to Location Code:

Primary Sold-to Location Code:

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EXHIBIT SID

List products here.

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